DATED: November 04, 2011

SERVICE AGREEMENT

TABLE OF CONTENTS
1.	Definitions and Interpretation	3
2.	Products and services to be provided	6
3.	Payment	6
4.	Delivery and installation	7
5.	Risk	7
6.	Testing and acceptance	7
7.	The Equipment	7
8.	Warranty	8
9.	Services	9
10.	Scope of Service	10
11.	Duration of Services, Support and Maintenance	10
12.	Maintenance Services	11
13.	Client's obligations	11
14.	Proprietary rights	12
15.	Intellectual property rights of third parties	13
16.	Confidentiality of TelUPay System	13
17.	Copying or alterations	14
18.	Security and control	14
19.	Service Manuals	15
20.	Training	15
21.	Confidential information	15
22.	Representatives	16
23.	Progress meetings	16
24.	Staff	16
25.	Termination	16
26.	Assignment	18
27.	Force majeure	18
28.	Indemnity and Liability	18
29.	Waiver of remedies	19
30.	Severance	19
31.	Entire agreement	20
32.	Notices	20
33.	Nature of relationship	20
34.	Costs and expenses	20
35.	Taxes	20
36.	Counterparts	21
37.	Variation	21
38.	Compliance with relevant law	21
39.	Language	21
40.	Public announcements	21
41.	Annex A and Annex B	22
42.	Law	22

THIS SERVICE AGREEMENT is made on November 04, 2011

BETWEEN:

(1)     TELUPAY SOLUTIONS LIMITED, (incorporated in Jersey with company number 105127) with registered office at First Island House, Peter Street, St. Helier, Jersey, Channel Islands JE4 8SG; and

(2)     METAPAGO S.A., a corporation organized and existing under the laws of the Republic of Peru, with principal place of business at Av. Canaval y Moreyra 522 Piso 16
San Isidro, Lima, Peru ("Client").

RECITALS:

The Service Provider has agreed to provide and for the Client to receive and use the TelUPay Services for the Client's mobile banking services and to provide the Maintenance Services on the terms and conditions set out in this Agreement.

IT IS AGREED as follows:

1.    Definitions and Interpretation

1.1     In this Agreement, including the Recitals and Annex A:

"Acceptance Date" means the date on which the TelUPay System is accepted (or deemed to be accepted) by the Client pursuant to Clause 6.

"Acceptance Certificate" has the meaning set out in Clause 6.2.

"Agreement" means this agreement together with Annex A and B and such additional documentation as is referred to in this Agreement and as annexed and signed as relative to this Agreement, as the same may be amended from time to time by agreement in writing between the Service Provider and the Client.

"Anniversary Year" means the 365-day period counted from the Effective Date or from any anniversary date thereof.

"Business Day" means a day other than a Saturday or Sunday on which banks are ordinarily open for the transaction of normal banking business in Jersey and Peru.

"Current Release" means the version of the TelUPay Services set out in Section (H) of Annex A.

"Delivery Date" means the delivery date specified in Section (E) of Annex A or such extended date as may be granted pursuant to Clause 27

"Effective Date" means the date of this Agreement.

"Equipment" means the combination of computer hardware, commercial off-the-shelf software, operating systems, and other resources to be supplied by the Client at its sole expense for the use of the TelUPay System, as identified in a separate document, as indicated in Section (B) of Annex A.

"Information" has the meaning set out in Clause 16.1.

"Intellectual Property Rights" all vested, contingent and future intellectual property rights including but not limited to copyright, trade marks, service marks, design rights (whether registered or unregistered), patents, know-how, trade secrets, inventions, get-up, database rights and any applications for the protection or registration or these rights and all renewals and extensions of the same existing in any part of the world whether now known or in the future created to which a party may be entitled.

"Location" means the Client's area as specified in Section (F) of Annex A where the Equipment is to be installed behind the Client's firewall.

"Maintenance Services" means the maintenance and technical support services as specified in the Service Level Agreement.

"Media" means the physical storage devices that the Service Provider delivers to the Client on installation of the TelUPay Services upon which the source code for the TelUPay Services and Services Documentation reside.

"Negotiation Period" has the meaning set out in Clause 11.2.

"New Release" means any improved version of the TelUPay Services that may be made available to the Client by the Service Provider from time to time, subject to the entry into by the Service Provider and the Client of a new agreement with separate fees in respect of such new version.

"Products and Services" has the meaning set out in Clause 8.5.

"Services Documentation" means the services manuals, user instructions, technical literature and all other related materials in eye readable form supplied to the Client by the Service Provider for aiding the use of the TelUPay Services.

Service Fee" means the fee for the use of the TelUPay Services and other services to be provided under this Agreement by the Services Provider to the Client as specified in Section (C) of Annex A.

"Service Level Agreement" means a service level agreement as set out in Annex B, inclusive of its annexes, to be entered into on this same date, between the Service Provider and the Client in respect of the TelUPay Services.

"Service Provider's Account" means the bank account of the Service Provider, held in Peru with a bank nominated by the Service Provider to the Client in writing, into which the Client shall credit the Service Fees from time to time.

"Stored Software" means a copy of the Service Provider's master disk that comprises the Current Release of the TelUPay Services and any corrections, updates, patches and enhancements thereto, installed and implemented at the Client site, together with the relevant software listing, object code, source code and all other information and documentation that may be necessary to enable the Client to use the TelUPay Services collectively;

"Specification" means the specification of the TelUPay Services describing the facilities and functions of each of them, as set out in the scope of service as defined and delineated in the Service Level Agreement.

"System Specifications" means the required specification of the Equipment as specified in Section (A) of Annex A. While the TelUPay Services would function on the "Minimum" system configuration within the stated performance range, the "Recommended" configuration helps ensure optimum system performance within the same performance range.

"TelUPay Services" means the utilisation of the Service Provider's TelUPay mobile banking and internet banking services for SMS (including Java,USSD, and Syntax Base); voice prompt, mobile WAP, interbank network ("TelUSend")

and internet banking applications, including, but not limited to, account inquiries, account transfers, bill payments, money transfers (both domestic and international), mPayments (payments of products and services made at commercial point of sales terminals and through mobile merchant accounts), and TelUSend services including international and domestic interbank transactions, text alerts, email receipts, ATM encashment service, ATM enrolment service, TelUCash ATM transfer service, TelUAds, TelUPay mobile advertising platform, TelUPay customized corporate applications, know-how, Mobile Lotto Technologies or any other product or service offered as part of any of the such services, as amended from time to time.

"TelUPay System" means the TelUPay Services and the Services Documentation.

"Territory" shall mean the geographic area specified in Section (G) of Annex A.

"Training Plan" means the user training plan as specified in the Service Level Agreement.

"Use the TelUPay Services" means to load the TelUPay Services into and store and run them on the Equipment in accordance with the terms of this Agreement.

"Use the TelUPay System" means to Use the TelUPay Services, to read and possess the Services Documentation in conjunction with the use of the TelUPay Services.

1.2     In this Agreement, including the Recitals:

a. reference to:

1) the singular includes the plural and vice versa;

2) a clause or annex are to a Clause of, or the corresponding Annex to, this Agreement; references to this Agreement includes the Annexes and references to part or Section of a Annex, to the corresponding Annex to this Agreement;

3) any gender includes other genders;

4) a person includes all forms of legal entity including an individual, company, body corporate (wherever incorporated or established or carrying on business), unincorporated association, governmental entity and a partnership;

5) a party or the parties means a party or the parties to this Agreement;

6) a party includes its successors in title and permitted assigns;

7) "USD" and "US$" is to the lawful currency of the United States of America; and

8) this Agreement or to any agreement or document referred to in this Agreement shall be construed as a reference to such agreement or document as amended, varied, modified, supplemented, restated, novated, or replaced from time to time.

b. the words "include", "including" and "in particular" are to be construed as being by way of illustration or emphasis only and are not to be construed so as to limit the generality of any words preceding them;

c. the words "other" and "otherwise" are not to be construed as being limited by any words preceding them; and

d. the headings to Clauses, Annexes, and Sections of Annexes are to be ignored in construing this Agreement.

2. Products and services to be provided

2.1 Upon the terms and conditions set out in this Agreement, the Service Provider hereby agrees to:

a) deliver the TelUPay Services to the Client and install them on the Equipment at the Location;

b) provide training in terms of the Training Plan and operating manuals to the Client in relation to the TelUPay Services;

c) provide the Maintenance Services for the Client in accordance with the Service Level Agreement; and

d) provide the other services described in this Agreement.

e) deliver into escrow a copy of the Stored Software not later than thirty (30) days from the issuance of the Acceptance Certificate, in accordance with an escrow agreement to be executed by the parties and a mutually designated escrow agent (the "Escrow Agreement"). The Service Provider shall likewise deliver into escrow any modifications, updates, patches or enhancements to the Stored Software within ten (10) days from the time any modification in the TelUPay Services is installed in the Equipment.

2.2 Only the Client's customers resident in the Territory may utilise the TelUPay Services made available by the TelUPay System.

3. Payment

3.1 The Service Fees due and settlement terms are set out in Sections (C) and (D) of Annex A. The parties shall, on a best commercial efforts basis, adopt a fee structure that will maximize return for both parties.

3.2 Any charges payable by the Client under this Agreement in addition to the Service Fee shall be paid within thirty (30) days after the receipt of the invoice for such charges.

3.3 The Service Fee and any additional charges payable under this Agreement are exclusive of local Value Added Taxes (VAT), percentage taxes or withholdings (as applicable) which shall be paid by the Client at the rate and in the same manner for the time being prescribed by applicable law.

3.4 All costs and expenses paid for SMS, MMS, IP Packet and other message or mobile transmission costs as well as utility costs (for example but without limitation power, hosting, communications, and/or connectivity) shall be for the exclusive account of the Client and/or its users, account holders and customers.

3.5 If any sum payable under this Agreement is not paid within seven (7) days after the due date then (without prejudice to the Service Provider's other rights and remedies) the Service Provider reserves the right to charge interest on such sum on a day-to-day basis (as well after as before any judgment) from the due date to the date of payment (both dates inclusive) at the rate of five (5) per cent above the TIPMEX, as published by the Peruvian Superintendence of Banking Insurance and AFP's Managers, or the maximum rate permitted under applicable laws, whichever is lower. There shall be no requirement for the service of notice by the Service Provider on the Client for interest to accrue.

3.6 Additional fees shall be charged by the Service Provider to the Client for the implementation of the production phase to cover the Service Provider's representatives' travel and accommodation expenses, training, delivery, installation, testing and evaluation for the commercial launch of the TelUPay Services. The concept and amount of such charges shall be agreed in advance with the Client.

4. Delivery and installation

4.1 On the Delivery Date the Service Provider shall deliver the TelUPay Services to the Client and install the same on the Equipment at the Location.

5. Risk

5.1 Risk in the Media shall pass to the Client on delivery. If any part of the Media shall after such date be lost, destroyed or damaged the Service Provider shall, at the request of the Client, replace the same promptly (embodying the relevant part of the TelUPay Services or Services Documentation), subject to the Client paying the Service Provider for the cost of such replacement.

6. Testing and acceptance

6.1 The Client shall supply to the Service Provider, immediately after installation of the TelUPay Services, test data which in the reasonable opinion of the Service Provider is suitable to test to determine whether the TelUPay Services are in accordance with the Specification together with the results expected to be achieved by conducting such test protocols using the TelUPay Services. The Client shall not be entitled to object to such test protocols or expected results unless the Client can demonstrate to the Service Provider that they are not suitable for testing the TelUPay Services as aforesaid, in which event the Service Provider shall make any reasonable amendments to such test protocols and expected results as the Client may request. Subject to the receipt of such test protocols and expected results, the Service Provider shall process such test protocols, in the presence of the Client or its authorised representative, on the Equipment using the TelUPay Services by way of acceptance testing within seven (7) days after such receipt, at a time mutually convenient to the Client and the Service Provider.

6.2 The Client shall accept the TelUPay Services immediately after the Service Provider has demonstrated that the TelUPay Services have correctly conducted the test protocols by achieving the expected results and accordingly issue an acceptance certificate to the Service Provider ("Acceptance Certificate").

6.3 If the Client shall not supply any test protocols as aforesaid or shall fail to make itself available to attend acceptance tests within the said period of seven (7) days then the Client shall be deemed to have accepted the TelUPay Services and deemed to have issued an Acceptance Certificate.

6.4 The TelUPay Services shall not be deemed to have incorrectly processed such test protocols by reason of any failure to provide any facility or function not specified in the Specification.

7. The Equipment

7.1 The Client shall source and provide the Equipment at its own expense and sole account and be responsible and liable for ensuring that the Equipment meets the System Specifications, that the Equipment is installed and fully operational at the

Location on the Delivery Date, and that the Equipment is upgraded on a timely basis in order to meet actual or projected transaction volume and/or system load requirements. If the Service Provider is delayed from performing its obligations under Clauses 4 and 6 by reason of any failure by the Client to ensure the same, then the Client will pay to the Service Provider all reasonable costs, charges and losses attributable to such delay.

8. Warranty

8.1 The Service Provider warrants that the TelUPay Services shall conform to the facilities and functions set out in the Specification, as defined in the Service Level Agreement, when used on the Equipment and that the Services Documentation and the TelUPay Services will provide adequate instruction to enable the Client to make proper use of such facilities and functions.

8.2 Without prejudice to any other provision in this Agreement, if the Client issues or is deemed to have issued an Acceptance Certificate, the Service Provider shall have no liability or obligations to the Client or any of its assignees or transferees for any breach of the warranty in Clause 8.1 after sixty (60) days of the date in which the Acceptance Certificate was issued or deemed to be issued.

8.3 The limited warranty provided in Clause 8.1 extends to the Client and any assignee or transferee pursuant to Clause 26. This warranty does not apply if the TelUPay Services and/or the TelUPay System:

a) have been altered, except by the Service Provider;

b) have not been installed, operated, repaired, or maintained by and in accordance with instructions supplied by the Service Provider; or

c) have been subjected to abnormal physical or electrical stress, misuse, negligence, or accident.

Neither would the warranty in Clause 8.1 cover failures or errors arising from or caused in whole or in part by the Client or third-party supplied hardware, software, and/or network services or when the Equipment fails to meet the System Specifications or when the individual items comprising the Equipment, while meeting the System Specifications, are no longer under original or extended warranty from their respective manufacturers or authorized distributors. Any and all computer hardware and equipment, telecommunications and/or network connections, security firewalls, commercial third party software, and other products supplied by the Service Provider at the request or instance of the Client shall for all intents and purposes be deemed to be Client supplied.

8.4 The Client acknowledges that it is the responsibility of the Client to ensure that the facilities and functions described in the Specification meet its requirements. The Service Provider shall not be liable for any failure of the TelUPay Services to provide any facility or function not specified in the Specification.

8.5 With exception of proven gross negligence or willful misconduct of the Service Provider or any third party acting on its behalf, the Service Provider shall not accept responsibility for any loss or damage, however caused, which the Client may directly or indirectly suffer in connection with the TelUPay Services or its Use of the TelUPay System to include updates, patches or enhancements to the same, maintenance and support services (if any), and any other items, deliverables, or information supplied by or on behalf of the Service Provider (collectively the "Products and Services"), and subject to the aforementioned exceptions, the Service Provider shall have no responsibility for any such loss arising out of and/or use of or reliance on any material or information contained on or accessed through the Products and Services.

8.6 Save as expressly set out in Clauses 8.1, and 8.5, the Products and Services are provided on an "AS IS" and "AS AVAILABLE" basis without warranties of any kind, either express or implied, statutory or otherwise. The Service Provider does not make any representation or warranty about the accuracy, character, quality, timeliness, promptness or the performance of the Products and Services, or any products or services obtained through the any of the same, including but not limited to the warranties of non-infringement of third party rights, title, merchantability, satisfactory quality, fitness for a particular purpose and freedom from computer virus or malware. All terms that may be excluded are excluded to the fullest extent permitted under all applicable law.

8.7 To the extent permitted by applicable law, any condition or warranty that would otherwise be implied into this Agreement is hereby excluded. Where applicable law implies any condition or warranty, and that applicable law prohibits the Service Provider from excluding or modifying the application of, or the Service Provider's liability under, any such condition or warranty, that condition or warranty will be deemed included but the Service Provider's liability in relation to the Products and Services will be limited, for a breach of that condition or warranty, to either supplying the services again or payment of the cost of having the services supplied again, provided the breach is not caused by proven gross negligence or willful misconduct of the Service Provider or any third party acting on its behalf .

8.8 The Client hereby accepts sole responsibility for any damage to its computer equipment and any loss of data resulting from accessing and/or the downloading of or use of any of the Products and Services, provided the TelUPay Services conform to the Specifications.

8.9 The Service Provider will be responsible for damage caused to the Clients' computer equipment and loss of data caused at or because of the installation of the TelUPay Services on the Equipment, if the TelUPay Services do not conform to the Specifications.

8.10 The disclaimers set out in this Clause 8, do not attempt or purport to exclude liability arising under applicable law if, and to the extent, such liability cannot be lawfully excluded.

9. Services

9.1 Subject to the terms and conditions set out in this Agreement, the Service Provider grants the Client a non-transferable authority to avail of and use the TelUPay Services, which TelUPay Services shall, in turn, be subject to periodic revision by the Service Provider to reflect changes:

a) to the TelUPay System, and

b) in the specific TelUPay Services provided to the Client.

The various TelUPay Services provided by the Service Provider shall neither involve a grant of license for the use of its proprietary and/or Intellectual Property Rights nor will it involve a transfer of technological know-how and/or other property rights.

9.2 The Client shall Use the TelUPay System for its own internal business purposes only. Subject to Clause 26, or unless otherwise agreed in terms of this Agreement, the Client shall not permit any third party to use the TelUPay System nor use the TelUPay System on behalf of or for the benefit of any third party in any way whatsoever (including, without limitation, using the TelUPay System for the purpose of operating a bureau service).

9.3 The Use of the TelUPay System is restricted to use on and in conjunction with the Equipment save that:

a) if the TelUPay System cannot be used with the Equipment because it is inoperable for any reason, then the Client, subject to its advancing to the Service Provider the corresponding costs and expenses, may request the Service Provider to install the TelUPay Services for use on any other Client provided equipment until such failure has been remedied; Provided, that such equipment is under the direct control of the Client; and

b) the Client may with the prior written consent of the Service Provider (such consent not to be unreasonably withheld) Use the TelUPay System on and in conjunction with any replacement equipment (to be specified by type and serial number) if the Use of the TelUPay System on and in conjunction with the Equipment is permanently discontinued. Upon such consent being given the replacement equipment shall become the Equipment for the purposes of the TelUPay Services.

The Use of the TelUPay System on and in conjunction with such temporary or replacement equipment shall be at the sole risk and responsibility of the Client who shall indemnify the Service Provider against any loss or damage sustained or incurred by the Service Provider as a result. Without prejudice to the generality of the foregoing, the Service Provider shall not (unless otherwise agreed in writing by the Service Provider) have any liability under this Agreement in connection with such use.

9.4 The Client shall not without the prior written consent of the Service Provider Use the TelUPay System in any location except the Location.

9.5 The TelUPay Services shall not be deemed to extend to any programs or materials of the Service Provider other than the TelUPay System unless specifically agreed to in writing by the Service Provider.

9.6 The Client hereby acknowledges that it is authorised to Use the TelUPay System only in accordance with the express terms of this Agreement and not further or otherwise.

10. Scope of Service

10.1 The scope of services to be provided by the Service Provider to the Client pursuant to this Agreement shall be limited to the defined scope of services set out in the Service Level Agreement.

11. Duration of Services, Support and Maintenance

11.1 The TelUPay Services shall commence on the Acceptance Date and shall continue until terminated in accordance with any of the provisions of Clause 25 or any other Clause of this Agreement.

11.2 If a party wishes to amend the terms of this Agreement, then six (6) calendar months prior to the expiry of each Anniversary Year, the party wishing to make such amendments must notify the other party in writing of such suggested amendments, and the parties shall enter into negotiations in respect of the same for a period of two (2) calendar months ("Negotiation Period"). If the parties:

a) cannot reach an agreement on the suggested amendments within the Negotiation Period, and no party has served notice of non-renewal at least three (3) calendar months prior to the expiry of the respective Anniversary Year, then the Agreement shall continue for the next Anniversary Year on the same terms; or

b) do reach an agreement within the Negotiation Period on such amended terms, then the parties shall enter into a written supplemental agreement to this Agreement within one (1) calendar month after the expiry of the Negotiation Period, and the terms of this Agreement as amended by such supplemental agreement shall apply to the next Anniversary Year.

12. Maintenance Services

12.1 During the continuance of this Agreement, the Service Provider shall provide the Client with updates of the Current Release and the Maintenance Services.

12.3 An annual maintenance fee of thirty thousand United States dollars (USD 30,000.00) shall be paid by the Client to the Service Provider for the provision of Maintenance Services, (including any updates to the Current Release). Payment of such fee shall be made by the Client to the Service Provider within 1 (one) month after the end of each Anniversary Year.

12.4 The Client upon its prior written consent shall allow the representatives of the Service Provider access to the TelUPay System under reasonable conditions for maintenance, repairs, system health check, monitoring activities, accessing necessary information or data, to include downloading and printing of necessary information or data, in order to maintain the performance of the TelUPay Services.

13. Client's obligations

13.1 During the continuance of this Agreement the Client shall:

a) at all times, hold and secure appropriate business, government and/or regulatory licenses, permits, and approvals that are necessary or considered appropriate and advisable for the effective performance by each of the parties of their respective obligations under this Agreement in the Territory;

b) use only the Current Release of the TelUPay Services as updated from time to time. Any New Release must be the subject of a separate agreement between the parties;

c) ensure that the TelUPay Services and the Equipment are used in a proper manner by competent trained employees only or by persons under their supervision;

d) keep full security copies of the TelUPay Services and of the Client's databases and computer records in accordance with best computing practice;

e) not to alter or modify the TelUPay Services or the Services Documentation in any way whatsoever, nor permit the TelUPay Services to be combined with any other to form a combined work;

f) not request, permit or authorise anyone other than the Service Provider or any of its approved panel of service providers, to provide any maintenance services in respect of the TelUPay Services or the Services Documentation;

g) co-operate fully with the Service Provider's personnel in the diagnosis of any error or defect in the TelUPay Services or the Services Documentation;

h) make available to the Service Provider free of charge all information, facilities and services reasonably required by the Service Provider to enable the Service Provider to monitor the performance of the TelUPay Services, including without limitation computer runs, core dumps, data preparation, data transmissions, office accommodation, typing and photocopying;

i) provide such telecommunication facilities and communications as are reasonably required by the Service Provider for testing, diagnostic, and audit purposes at the Client's expense;

j) provide a suitable vehicle parking facility for use by the Service Provider's personnel when visiting the Client's premises which is free from any legal restrictions;

k) ensure in the interests of health and safety that the Service Provider's personnel while on the Client's premises for the purposes of this Agreement are at all times accompanied by a member of the Client's staff familiar with the Client's premises and safety procedures;

l) use its best commercial efforts to market and promote the TelUPay Services to its users, account holders, customers and the general public for the entire duration of this Agreement;

m) use its best commercial efforts to start or launch its mobile banking services using the TelUPay Services to its users, account holders and customers within sixty (60) days from the Acceptance Date (deemed or otherwise) set out in Clause 6;

n) use its best commercial efforts to integrate the TelUPay Services throughout its business network; and

o) permit the TelUPay Services' automatic generation and transmission of daily transaction reports, summaries, and other operating results for the TelUPay Services to the Service Provider.

14. Proprietary rights

14.1 The TelUPay System and the copyright and other Intellectual Property Rights of whatever nature in the TelUPay System are and shall remain the property of the Service Provider and the Service Provider reserves the right to provide or authorise the use of the TelUPay Services and/or the TelUPay System by third parties.

14.2 The Client shall notify the Service Provider immediately if the Client becomes aware of any unauthorised use of the whole or any part of the TelUPay System by any person.

14.3 Subject to pertinent governmental rules and procedures, the Client will permit the Service Provider to check the Use of the TelUPay System by the Client at all reasonable times and for that purpose the Service Provider shall be entitled to enter any of the Client's premises where the Client's servers or data centers housing all or part of the TelUPay System are located (and so that the Client hereby irrevocably grants a licence to the Service Provider, and its employees and agents to enter any such premises for such purpose).

14.4 The Client accepts and acknowledges that the TelUPay System has significant value to the Service Provider, and that should the Client wish to set up a competitive business that this would cause the Service Provider considerable loss, accordingly the Client agrees and undertakes to the Service Provider that it shall not, directly or indirectly, alone or jointly with any other person, and whether as a shareholder, partner, director, principal, consultant or agent:

a) for a period of two (2) years starting on the date of termination of this Agreement, carry on or be engaged, interested or concerned in any business which competes with any of the Service Provider's or its group of companies' businesses as carried on at the date of termination of this Agreement. For the sake of clarity, the Service Provider agrees that use by the Client of systems of a different provider for purposes of rendering the Client's mobile banking services shall not be considered as a breach of this provision;

b) for a period of two (2) years starting on the date of termination of this Agreement, and to the detriment of the Service Provider or its business, induce or endeavour to induce any of its other clients to cease to use, or to restrict or adversely to vary the terms of their respective agreements; and

c) for a period of two (2) years starting on the date of termination of this Agreement, induce or endeavour to induce, any employee of the Service Provider or its group of companies to leave his/her position, whether or not such person would commit a breach of his/her contract by so leaving.

14.5 Each of the parties agrees that all and any of the Service Provider's rights under this Agreement may be specifically enforced by preliminary and permanent injunction, it being acknowledged that a breach of any of those rights might cause injury in respect of which damages would not provide an adequate remedy.

15. Intellectual property rights of third parties

15.1 Except where such infringement is due to proven gross negligence or wilful misconduct of the Service Provider, where no exclusion of warranty against infringement of the Intellectual Property Rights of third parties is allowed under applicable laws and without prejudice to the Service Provider's right under Clause 8 to further limit its liability in this regard (if so allowed by applicable laws), the entire liability of the Service Provider to the Client in respect of such infringement shall be limited to the replacement or change of all or any part of the TelUPay Services and/or the TelUPay System in order to avoid or rectify such infringement.

15.2 In any claim that the normal use or possession of the TelUPay Services and/or the TelUPay System infringes the Intellectual Property Rights of a third party, the Client shall not oppose, interfere or prejudice the Service Provider's defence of such claim and the Client shall provide the Service Provider all reasonable assistance with such claim. The Service Provider shall have no obligation whatsoever where the claim arises from the use of the TelUPay Services and/or the TelUPay System in combination with any equipment (other than the Equipment) not supplied or approved by the Service Provider. In respect of any such claim, the reasonable external legal fees, and Court expenses incurred by the Client in its defence in any proceeding initiated against the Client, shall be borne or reimbursed, as the case may be, by the Service Provider.

16. Confidentiality of TelUPay System

16.1 The Client undertakes to treat as confidential and keep secret all information contained or embodied in the TelUPay System and the Specification and all information created, gathered or produced by use and/or maintenance of the same (including when training, auditing, testing, maintaining or installing the same), conveyed to the Client by the Service Provider (collectively the "Information").

16.2 The Client shall not without the prior written consent of the Service Provider divulge any part of the Information to any person except:

a) the Client's own employees, and then only to those employees who need to know the same;

b) the Client's auditors, tax authorities, regulators, and any other persons or bodies having a right, duty or obligation to know the business of the Client and then only in pursuance of such right, duty or obligation; or

c) any person who is from time to time appointed by the Client to maintain any equipment on which the TelUPay Services are being used, and then only to the extent necessary to enable such person properly to maintain such equipment.

16.3 The Client undertakes to use its reasonable endeavours to ensure that the persons and bodies mentioned in Clause 16.2 are made aware prior to the disclosure of any part of the Information that the same is confidential.

16.4 The Client shall promptly notify the Service Provider if it becomes aware of any breach of confidence by any person to whom they divulge all or any part of the Information and shall give the Service Provider all reasonable assistance in connection with any proceedings which they may institute against such person for breach of confidence.

16.5 The foregoing obligations as to confidentiality shall remain in full force and effect notwithstanding any termination of the TelUPay Services or this Agreement.

17. Copying or alterations

17.1 The Client may not make any copies of the TelUPay System. The TelUPay System shall be the property of the Service Provider and the Client shall ensure that the TelUPay System in the possession of the Client shall always bear the Service Provider's proprietary notice.

17.2 The Client hereby undertakes not to alter or modify the whole or any part of the TelUPay System in any way whatsoever, nor permit the whole or any part of the TelUPay System to be combined with or become incorporated in any other programs, nor decompile, disassemble or reverse engineer the same, nor attempt to do any of such things.

18. Security and control

18.1 The Client shall during the continuance of the TelUPay Services effect and maintain the highest international security standards for commercial operations that conduct similar business operations to that of the Client to safeguard the TelUPay System from access or use by any unauthorised person by:

a) ensuring that Information is only transmitted to those of its officers and employees who need to know the Information, who are properly informed of the confidential nature of the Information, whose names and titles have been previously disclosed in writing to the Service Provider, and, who have agreed beforehand in writing to abide by the terms and conditions of this Clause 18. The Service Provider reserves the right, in its sole discretion, to withhold access to and/or disclosure of all or part of the Information to any person or entity in cases where it considers such disclosure may compromise the confidentiality, secrecy and/or integrity of the Information;

b) maintaining a secure location at the Location identified to the Service Provider in which Information shall be stored. Such secured location shall be accessible only by authorised employees who shall be required to sign in and out each time such employees visit such secured location. When Information is not in use, such information shall be stored in a locked safe at such secured location provided that the Service Provider shall have reasonable access to the same. The Client may store Information at more than one secure location with the prior written approval of the Service Provider, such approval not to be unreasonably withheld or delayed;

c) maintaining a security log of periodic tests of security, distribution of Information from one secure location to another (if applicable), and breaches of security at all secure locations;

d) maintaining sole possession of the operating system and root user password on the Equipment and serial numbers for the TelUPay Services;

e) maintain sole control of its network and physical facilities;

f) subject to pertinent governmental rules and regulations, allow the Service Provider and their respective employees and agents access to the any of the Client's premises where the Client's servers or data centers housing all or part of the TelUPay System are located, in order to conduct tests and audits to verify the security of the Information; and

g) to promptly report to the Service Provider any theft or attempted theft or any loss of Information from the Client's possession, and co-operate with the Service Provider to immediately investigate the events or potential events, to regain possession of the stolen, lost or disclosed Information and to prevent its further unauthorised use or disclosure.

18.2 With respect to the Information, the Client shall be equally responsible for any breach of Clause 18.1 by its affiliates, partners, sub-contractors, consultants, agents, employees, customers, representatives, former affiliates, former agents, former employees, former customers, and former representatives.

19. Service Manuals

19.1 The Service Provider shall provide the Client with two (2) copies of a set of service manuals for the TelUPay Services containing sufficient information to enable proper use of all the facilities and functions set out in the Specification. If the Client requires further copies of such service manuals then these may be obtained from the Service Provider in accordance with its standard scale of charges from time to time in force.

20. Training

20.1 The Service Provider, either on its own or through its duly authorized representative/s, shall provide training in the use of the TelUPay Services for the staff of the Client in accordance with the Training Plan.

20.2 Any additional training required by the Client shall be provided by the Service Provider in accordance with the latter parties' standard scale of charges from time to time in force.

20.3 Additional fees shall be charged for the provision of Training pursuant to the terms of the Service Level Agreement.

21. Confidential information

21.1 The Service Provider and the Client shall treat as confidential all information supplied to each other under this Agreement which is designated as confidential by each of them or which is by its nature clearly confidential provided that this Clause shall not extend to any information which was rightfully in the possession of any of them prior to the commencement of the negotiations leading to this Agreement or which is already public knowledge or becomes so at a future date (otherwise than as a result of a breach of this Clause). No party shall divulge any confidential information to any person except to its own employees and then only to those employees who need to know the same. Each party shall ensure that its employees are aware of and comply with the provisions of this Clause. The foregoing obligations shall survive any termination of the TelUPay Services or this Agreement.

22. Representatives

22.1 Each party shall nominate in writing upon the signing of this Agreement the person who will act as its representative for the purposes of this Agreement and who will be responsible for providing any information which may be required by any party to perform its obligations under this Agreement.

23. Progress meetings

23.1 The parties shall procure that their respective representatives will meet (either physically or by way of telephone or video conference facilities) at least once a month between the date of this Agreement and the Acceptance Date to discuss and minute the progress of the TelUPay Services.

24. Staff

24.1 The TelUPay Services shall be provided by the nominated employees of the Service Provider or such other persons as may be approved by the Client in writing from time to time, such approval not to be unreasonably withheld or delayed.

25. Termination

25.1 The Service Provider may without the need for any formal notice being given, with immediate effect terminate this Agreement in the event that the Client breaches any of Clauses 2.2, 9.2, 13.1a), 13.1e), 14, 16, 17, 18 or 21. Upon the occurrence of any such event, the TelUPay Services shall immediately be terminated and the Service Provider shall, subject to pertinent governmental rules and regulations, at all reasonable times be entitled to enter any of the Client's premises where the Client's servers or data centers housing all or part of the TelUPay System are located (and so that the Client hereby irrevocably authorises the Service Provider, its employees and agents to enter any such premises for such purpose) to ensure that the Client may no longer have use or possession of the TelUPay System.

25.2 Subject to Clause 25.1:

a) where either the Service Provider or the Client has materially breached this Agreement, the aggrieved party may give the breaching party a notice of such breach, allowing the party that has breached to cure such breach (where capable) within thirty (30) days following the date of such notice. If such breach is not cured within such period, then the Agreement will automatically terminate without the need for further notice. Where the party required to cure the breach does not send to the other party a written notice demonstrating an intention to cure the breach within seven (7) days following the date of the initial breach notice, the Agreement may be terminated immediately by sending another notice after the lapse of the said seven (7) days; and/or

b) in the event that either the Service Provider or the Client is facing bankruptcy, insolvency or winding-up proceedings or entering into compulsory or voluntary liquidation or is convening a meeting of its creditors (otherwise than for the purpose of a bona fide scheme of solvent amalgamation or reconstruction) or has an administrator, manager, receiver or liquidator appointed or ceases for any reason to carry on its business or is unable to pay its debts, this Agreement will automatically terminate without the need for further notice.

25.2.a.1 Should the termination be based on the Service Provider's bankruptcy, or other event listed in the preceding paragraph, the Service Provider shall provide the Client with continued access to the TelUPay System and access to Technical Support both at a fee to be agreed upon by both Parties. The Client's access to the TelUPay System and technical support shall be terminated by the Service Provider upon completion of the bankruptcy discharge process or any other process or cause of action available for mitigating the negative effects of the relevant event, provided the same requires the removal of the TelUPay System from the Client. Without prejudice of the aforementioned right or if the removal of the TelUPay System is required, then the Client has a right to purchase the TelUPay System and the interest in exercising the same should be made known in writing to the Service Provider within the sixty (60) days following the date in which the removal order has been notified to the Client, in which case the sale and agreement shall not be unreasonable withheld by the Service Provider to the Client. The Client shall also have the right of first refusal to purchase the TelUPay Services and/or the TelUPay System, in the same terms offered by third parties and the Service Provider shall notify the Client in writing with copy of the third party letter of intent, having a term of no less than thirty (30) calendar day to notify its decision. The selling price of the TelUPay Services and/or TelUPay System shall be defined in the Escrow Agreement.

25.2.a.2 Upon the occurrence of the complete payment by the Client of the selling price for the purchase of the TelUPay Services and/or the TelUPay System and receipt thereof by the Service Provider or whoever should receive it according to applicable law, the Client shall acquire access to the Stored Software and be allowed to use, free of any charge or payment, the source code for the TelUPay System in accordance with the terms of the Escrow Agreement, for the continued operation of its mobile phone banking service.

25.3 For the purposes of Clause 25.2a), a breach shall be "material" if the breaching party acts in a manner that is prohibited by this Agreement or fails to perform an obligation required under this Agreement, which act or failure results in or would likely result in substantial commercial, reputational, and/or financial loss to the aggrieved party, or constitutes a threat to or violation of the aggrieved party's rights and interest over confidentiality, ownership, integrity or security of any or all of the TelUPay Services and/or the TelUPay System.

25.4 On termination of this Agreement:

a) the Client shall cease and desist from implementing, using, or operating the TelUPay Services and/or the TelUPay System;

b) the Client shall immediately return to the Service Provider the TelUPay System and all copies of the whole or any part of the same or, if requested by the Service Provider, shall destroy the same and certify in writing to the Service Provider that they have been destroyed. The Client shall also cause the TelUPay Services to be removed from the Equipment and shall certify to the Service Provider that the same has been done;

c) the Client shall inform its customers or any other person or entities of the termination of this Agreement; and

d) The party that is in breach shall be liable for damages to the non breaching party, indemnification of which shall be determined by a court of competent jurisdiction.

25.5 Any termination of the TelUPay Services or this Agreement (howsoever occasioned) shall not affect any accrued rights or liabilities of any party nor shall it affect the coming into force or the continuance in force of any provision of this Agreement which is expressly or by implication intended to come into or continue in force on or after such termination.

26. Assignment

26.1 This Agreement is personal to the parties and, subject to Clause 26.2 or as otherwise expressly provided, neither this Agreement nor any rights, authorities or obligations under it, may be assigned or transferred by any party without the prior written approval of the other party, which approval shall not be unreasonably withheld.

26.2 Notwithstanding the foregoing, either the Service Provider or the Client may assign its rights and authorities and transfer its obligations under this Agreement to any acquirer of all or of substantially all of such party's equity securities, assets or business relating to the subject matter of this Agreement or to any entity controlled by, that controls, or is under common control with a party to this Agreement. Any attempted assignment or transfer in violation of this Clause 26 will be void and without effect.

27. Force majeure

27.1 Notwithstanding anything else contained in this Agreement, no party shall be liable for any delay in performing its obligations under this Agreement if such delay is caused by circumstances beyond its reasonable control (including without limitation any delay caused by any act or omission of the other party) provided however that any delay by a sub-contractor or supplier of the party so delaying shall not relieve that party from liability for delay except where such delay is beyond the reasonable control of the sub-contractor or supplier concerned. Subject to the party so delaying promptly notifying the other party in writing of the reasons for the delay (and the likely duration of the delay), the performance of such party's obligations shall be suspended during the period that said circumstances persist and such party shall be granted an extension of time for performance equal to the period of the delay. Save where such delay is caused by the act or omission of the other party (in which event the rights, remedies and liabilities of the parties shall be those conferred and imposed by the other terms of this Agreement and by law):

a) any costs arising from such delay shall be borne by the party incurring the same; and

b) as between the Service Provider and the Client only, either party may, if such delay continues for more than thirty (30) days, terminate this Agreement immediately on giving notice in writing to the other in which event neither party shall be liable to the other by reason of such termination.

28. Indemnity and Liability

28.1 An offending party shall indemnify the aggrieved party and keep the aggrieved party fully and effectively indemnified on demand against any loss of or damages to any property or injury to or death of any person caused by any negligent act or omission or wilful misconduct of the offending party, its employees, agents or sub contractors.

28.2 The Service Provider shall not be responsible for the maintenance, accuracy or good running of any version of the TelUPay Services except the version set out in Annex A.

28.3 The Service Provider shall not be liable to the Client for any loss arising out of any failure by the Client to keep full and up to date security copies of the computer programs and data it uses in accordance with best computing practice.

28.4 Except in respect of injury to or death of any person or of the Client's payment of liquidated damages of [USD2,000,000.00] for breach of its obligations under Clauses 16, 17 and 18 of this Agreement, the liability of an offending party for breach of this Agreement in respect of each event or series of connected events shall not exceed [USD 500,000].

28.5 Notwithstanding anything else contained in this Agreement, in no event shall the Service Provider be liable to the Client for any and all consequential, incidental, special, indirect, punitive or exemplary damages of any kind, including without limitation loss of profit, savings or revenue, or the claims of third parties, whether or not advised of the possibility of such loss, however caused, and on any theory of liability, arising out of this Agreement or based on the implementation, use or operation of the Agreement and/or the use of the TelUPay Services and/or the TelUPay System. This shall include, without limitation:

a) any loss of revenue, profit, income or anticipated savings (whether incurred directly or indirectly), any loss of goodwill or business reputation, any loss of contracts or business relationships, any loss or corruption of information or data, cost of procurement of substitute goods or services, or other intangible loss;

b) any loss or damage which may be incurred by the Client, including but not limited to loss or damage as a result of:

1) any reliance placed by the Client or its users on the completeness, accuracy or existence of any information derived from the use of the TelUPay Services and/or the TelUPay System;

2) any changes which the Service Provider may make to the TelUPay Services and/or TelUPay System or any part or component thereof, or for any permanent or temporary cessation in the operation of the TelUPay System;

3) the deletion of, corruption of, or failure to store, any information, content and/or other data maintained or transmitted by or through the Client's database servers and/or network infrastructure or its users' use of the TelUPay Services and/or the TelUPay System;

4) the Client's or its users' failure to provide the Service Provider with timely and accurate data or information, if applicable; and/or

5) the Client's failure to keep user passwords or account details secure and confidential.

These limitations on the Service Provider's liability to the Client and its users shall apply whether or not the Service Provider has been advised of or should have been aware of the possibility of any such losses arising.

29. Waiver of remedies

29.1 No forbearance, delay or indulgence by any party in enforcing the provisions of this Agreement shall prejudice or restrict the rights of that party nor shall any waiver of its rights operate as a waiver of any subsequent breach and no right, power or remedy set out in this Agreement, conferred upon or reserved for any party is exclusive of any other right, power or remedy available to that party and each such right, power or remedy shall be cumulative.

30. Severance

30.1 In the event that any provision of this Agreement is declared by any judicial or other competent authority to be void, voidable, illegal or otherwise unenforceable or indications of the same are received by any of the parties from any relevant competent authority then the parties shall amend that provision in such reasonable manner as achieves the intention of the parties without illegality or at the discretion of the Service Provider it may be severed from this Agreement and the remaining provision of this Agreement shall remain in full force and effect.

31. Entire agreement

31.1 This Agreement supersedes all prior agreements, arrangements and understandings between the parties and constitutes the entire agreement between the parties relating to the subject matter of this Agreement. No addition to or modification of any provision of this Agreement shall be binding upon either the Service Provider or the Client unless made by a written instrument signed by a duly authorised representative of the said parties.

32. Notices

32.1 Where this Agreement provides for the giving of notice or the making of any other communication, such notice or communication shall not (unless otherwise expressly provided) be effective unless given or made in writing in accordance with the following provisions of this Clause 32.

32.2 Any notice or communication to be given or made under or in connection with this Agreement must be in the English language and may be delivered or sent by post, fax or email to the postal address, fax number or email address set out for each party in the respective signature blocks of this Agreement.

32.3 Any notice or other communication so delivered or sent shall be deemed to have been served at the time when it arrives at the address to which it is delivered or sent except that if that time is between 5.30 p.m. on a Business Day and 9.00 a.m. on the next Business Day it shall be deemed to have been served at 9.00 a.m. on the second of such Business Days.

32.4 Where either party has given notice to the other of any different postal address, fax number or email address to be used for the purposes of this Clause 32, then such different address or number shall be substituted for those set out on the respective signature blocks.

33. Nature of relationship

33.1 This Agreement shall not constitute or imply any partnership, joint venture, agency, fiduciary or other relationship between the parties other than the contractual relationship expressly provided for in this Agreement.

34. Costs and expenses

34.1 Each party shall bear all costs incurred by it in connection with the preparation, negotiation and entry into this Agreement and the documents to be entered into pursuant to it.

35. Taxes

35.1 The parties each agree to be fully responsible for their respective tax liabilities, obligations and consequences (including, without limitation, reporting and payment obligations) arising from the transactions set out in this Agreement. No party shall have any liability or obligation to any other party for the proper reporting, calculation, assessment or payment of any taxes, fines or penalties that may be required of or assessed against any other party.

35.2 Where so required by applicable laws, the Client shall deduct the appropriate withholding taxes, if any, due on the fees due to the Service Provider under this Agreement prior to their deposit in the Service Provider's account and shall promptly issue the corresponding certificates of withholding of taxes in favour of the Service Provider. The quoted rates applicable herein are net of value added taxes (VAT) and/or percentage taxes. VAT and/or percentage taxes, if any, are for the sole and exclusive account of the Client payable to the Service Provider together with the payment of the Service Fees.

36. Counterparts

36.1 This Agreement may be executed in any number of counterparts, each of which when executed shall be an original, but all the counterparts shall together constitute one and the same instrument.

37. Variation

37.1 No variation of this Agreement shall be effective unless in writing and signed by or on behalf of the Service Provider and the Client.

38. Compliance with relevant law

38.1 All parties will comply with all applicable laws, rules and regulations in respect of all activities conducted under this Agreement.

39. Language

39.1 This Agreement is made in the English language and the Spanish language. If there is any conflict in the meaning between the Spanish language version of this Agreement and the English language version or translation of it in any other language, the Spanish language version shall prevail.

40. Public announcements

40.1 Subject to Clauses 40.2 and 40.3, no party may make any press release or other public announcement about this Agreement or the transactions contemplated by it, or disclose any of the terms of this Agreement, except with the prior written consent of the Service Provider and the Client, which consent shall not be unreasonably withheld.

40.2 The parties will draft and release through an international newswire service a number of press releases announcing their business relationship and material milestones or accomplishments reached between the parties. Each such press release will be drafted, reviewed and agreed to by the parties prior to its release and shall be released within fifteen (15) days following any material milestone or accomplishment reached by the use of the TelUPay Services via the TelUPay System.

40.3 Clause 40.1 shall not apply to:

a) any disclosure made by with the consent of the other parties;

b) any disclosure made by a party to its professional advisers; or

c) to any announcement or disclosure required by the laws of any relevant jurisdiction or by any competent regulatory or governmental body or securities exchange in any relevant jurisdiction.

40.4 Each party shall ensure that any professional adviser to which it discloses information pursuant to this Clause 40, is made aware of the obligations of confidentiality contained in this Clause and complies with this Clause as if binding on it directly.

41. Annex A and Annex B

41.1 The provisions of the Annexes A and B form part of this Agreement as if set out here.

42. Law

42.1 This Agreement shall be governed by laws of Peru. Any dispute which may arise between the parties concerning this Agreement shall be determined as follows:

a) If the dispute shall be of a technical nature relating to the functions or capabilities of the TelUPay System or any similar or related matter, then such a dispute shall be referred for final settlement to an expert nominated jointly by the parties or, failing such nomination, within fourteen (14) days after a party's request to the other parties therefore nominated at the request of any party by the "Colegio de Ingenieros del Perú". Such expert shall be deemed to act as an expert and not as an arbitrator. The expert's decision shall (in the absence of clerical or manifest error) be final and binding on the parties and whose costs shall be borne between the parties in equal shares unless he determines that the conduct of a party is such that such party should bear all of such fees; or

b) in any other case the dispute shall be determined by the regular courts of the Republic of Peru sitting in Lima City and the parties hereby submit to the exclusive jurisdiction of the said courts for such purpose, save that notwithstanding the submission to that jurisdiction, any party may bring proceedings in the courts of any other state which have jurisdiction for reasons other than the parties' choice, for the purpose of seeking:

42.1.a.1 an injunction, order or other non-monetary relief (or its equivalent in such other state); and/or

42.1.a.2 any relief or remedy which, if it (or its equivalent) were granted by the regular courts of Peru, would not be enforceable in such other state.

42.2 The parties have executed and delivered this Agreement on the date set out on the first page of this Agreement.

ANNEX A

A.  SYSTEM SPECIFICATIONS
Components	Recommended	Minimum
Server(s); Quantity	6 SERVERS	4 SERVER
Processor	Dual Core or Higher	Dual Core
Memory	4 GB - 8GB each	2GB - 4 GB each
Hard disk (OS)	RAID 2 300GB -500GB	RAID 2 300GB
Network interface card	Gigabit Lan	Gigabit Lan
Power supply	2200W
Operating System (OS)	Red Hat Enterprise Linux 5	Red Hat Enterprise Linux 5
Database Server	Mysql 5.5 or higher (clustering)	Mysql 5.5 or higher (clustering)
Client Software	W3C compliant browser Internet Explorer 7 or higher Safari 5.x or higher Firfox 5 or higher	W3C compliant browser Internet Explorer 7 or higher Safari 5.x or higher Firfox 5 or higher

B.  EQUIPMENT

The Client and the Service Provider shall agree in writing on the Equipment to be used in a separate document which lists all hardware and serial numbers, operating system and all third party software numbers. This document shall be considered as part of the Agreement.

C.  SERVICE FEE

The parties, on a best commercial efforts basis, have agreed to the following gross Service Fees payable by the Client to the Service Provider:

  Single Transaction Fees. For every single transaction completed, a service fee of two United States cents (USD0.02) plus applicable taxes.

  3rd Party Service Fees. In the event that additional third party services are availed and provided in separate agreement(s) to be concluded with the third party vendor(s) concerned, the Client and the Service Provider shall agree in writing on the service fee amount for each and every successful individual collection and/or payment transaction for such additional third party vendors.

  All costs and expenses paid for SMS, MMS, IP Packet and other message or mobile transmission costs as well as utility costs such as power, telecommunications, etc. used by the Client shall be for the exclusive account of the Client and/or its users, account holders and customers.

D.  PAYMENT

The Client and the Service Provider shall agree in writing on the settlement procedure. Any and all percentage taxes, value added taxes, etc. (which excludes any Income Tax payable by the Service Provider under applicable laws) due on the gross Service Fees shall be for the exclusive account of the Client.

The Service Provider shall provide automated transaction summary system accounting every transaction successful completed.

E.  DELIVERY DATE

March 14, 2011

F.  LOCATION

Metapago S.A. at Av. Canaval y Moreyra 522 Piso 6 San Isidro, Lima, Peru.

G.  TERRITORY

The Republic of Peru

H.  TELUPAY SERVICES VERSION

Version 1.4.0.1404

SIGNATORIES
SIGNED by	/s/ Jose Luis Romero-Salas
for and on behalf of TELUPAY SOLUTIONS LIMITED	JOSE LUIS ROMERO-SALAS Director
Address:	First Island House Peter Street, St. Helier Jersey, Channel Islands JE4 8SG
Fax:
E-Mail

SIGNED by	/s/ Marcelo Elias
for and on behalf of METAPAGO S.A.	MARCELO ELIAS Managing Director
Address:	Av. Canaval y Moreyra 522 Piso 6 San Isidro, Lima, Peru.
Fax:
E-Mail

WITNESSES
SIGNED by	/s/ Rosarito D. Carrillo
for and on behalf of TELUPAY SOLUTIONS LIMITED	ROSARITO D. CARRILLO
Address:	First Island House Peter Street, St. Helier Jersey, Channel Islands JE4 8SG
Fax:	(632) 6597595
E-Mail	rosette.carrillo@telupay.com

SIGNED by	/s/ Enrique Zevallos
for and on behalf of METAPAGO S.A.	ENRIQUE ZEVALLOS IT Head
Address:	Av. Canaval y Moreyra 522 Piso 6 San Isidro, Lima, Peru.
Fax:
E-Mail